EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
February 6, 2013 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter results. Joining me today is Farzana Mitchell, Executive Vice President and Chief Financial Officer and Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

2012 was a successful year for CBL on all fronts with major new strategic financing initiatives, attractive acquisitions, a growing pipeline of redevelopments, expansions and new development opportunities and accelerating operational strength. We were pleased to achieve our same-center NOI growth goal with a 2.0% increase for the year, meeting the top end of our guidance range. This growth was the product of occupancy gains, positive leasing spreads and sales growth as well as expense efficiencies. Portfolio occupancy increased 100 basis points year-over-year, mall leasing spreads increased 8.4% for the year and comp store sales grew 3.6%. This strong performance plus interest savings generated from loan repayments, refinancings and improvements in our line of credit spreads brought our adjusted FFO to $0.62 per share for the quarter and $2.17 for the year, a 5.9% increase over last year.

LEASING AND OCCUPANCY
A key contributor to our strong results in 2012 was the ongoing improvement in our leasing spreads. We added more than a dozen first-time retailers to our portfolio including Lego, Armani Exchange, Tilly's, Clarks, Microsoft, Garage, Michael Kors, Pandora, Crocs, Plow & Hearth, Altar'd State and Love Culture. Demand from these retailers as well as expansion of our existing retailer base allowed us to improve our results steadily over the year. For the fourth quarter, leases for stabilized malls were signed at a 6.8% increase over the prior gross rent per square foot. Renewal rents were signed at a 4.2% increase and new leases were signed at an 18.6% increase. For the quarter, leases three years or less comprised 42% of the leasing activity. Our goal is to continue to convert short term leases to longer terms, which will benefit our future growth. For the full year, leases for stabilized malls were signed at an 8.4% increase over the prior gross rent per square foot. Renewal rents were signed at a 4.7% increase and new leases were signed at a 23.4% increase.

This continued demand from new and existing retailers generated year-over-year occupancy increases across our entire portfolio with occupancy improving 100 basis points to 94.6% and stabilized mall occupancy improving 30 basis points to 94.5%. Our occupancy has now returned to pre-recession levels showing the resilient nature of the mall business and our portfolio.

RETAIL SALES:
The holiday shopping season was solid and in-line with industry expectations. For the year, CBL portfolio mall sales increased 3.6% to $346 per square foot compared with $334 in the prior year period. This year most of our malls opened at midnight on Black Friday to very strong traffic, especially from younger shoppers. Black Friday sales were strong and continued over the entire weekend with targeted promotions, making for a strong November. December was slower overall but traffic and sales picked up near the Christmas holiday. Regionally, we saw strength from our border malls, which was partially fueled by the favorable exchange rate.

As we look forward to 2013, the steady economy and an improving job picture in our markets, which have benefited from strength in the energy and manufacturing sectors, lead us to project sales growth similar to what we experienced in 2012. The continuation of the lower tax rates on middle-income consumers was particularly welcome news to shoppers in our markets.

ACQUISITIONS
We were pleased to complete two off-market acquisitions in December for a total investment of $96.1 million, including the assumption of our share of debt. We completed the acquisition of a 49% interest in Kirkwood Mall in Bismarck, ND and executed an agreement to acquire the remaining 51% interest, which we expect to close following approval by the lender. The aggregate purchase price for Kirkwood Mall is $121.5 million including a $40.4 million non-recourse loan with a fixed interest rate of 5.75%, maturing in April 2018.

Kirkwood Mall is a terrific acquisition for us and complements Dakota Square Mall in Minot, ND, which we acquired earlier in 2012. The mall enjoys tremendous growth with its proximity to the Bakken Formation and benefits from the stability afforded from its location in the capital city. The mall sales were up double digits in 2012 to over $400 per square foot. Occupancy costs are low at around 9% and we see significant upside potential in this center.

Additionally, in December we acquired the remaining 40% interest in Imperial Valley Mall and Commons in El Centro, CA from our joint venture partner. We developed this center in 2005 and since that time it has enjoyed strong growth in NOI. 2012 sales were $392 per square foot and occupancy was 95.5%. The mall is well positioned for growth in the future from both its local market and shoppers from the Mexican border town of Mexicali.

I'll now turn it over to Katie for her comments.

Katie:

Thank you, Stephen.

DISPOSITIONS
During the fourth quarter we completed the sale of several properties including Hickory Hollow Mall in Nashville, TN, Towne Mall in Franklin, OH, and Willowbrook Plaza a community center in Houston. The properties were sold for an aggregate sales price of $26.5 million. Subsequent to the end of the quarter we completed the sale of two office buildings in Greensboro, NC for a sales price of $30.0 million.

The collective proceeds from these dispositions match off well with the equity needs from our recent acquisitions. We are pursuing additional opportunities to prune non-core and mature assets from our portfolio where we can achieve attractive pricing and hope to have additional announcements to make in the near future.

DEVELOPMENT
During the fourth quarter we completed several development projects including Waynesville Commons, our community center in Waynesville, NC. This center opened 100% leased, anchored by Belk and Petco.

At Southaven Town Center we opened a 15,000-square-foot expansion with Men's Wearhouse and College Station. This month we will begin construction on the second phase, adding another 18,000 square feet to be occupied by ULTA cosmetics and Versona.

Last month we announced a new 65/35 joint venture development project in Slidell, LA with Stirling Properties. Phase I of Fremaux Town Center is a 295,000-square-foot power center development with Dick's Sporting Goods, Michaels, Kohl's, PetSmart, T.J.Maxx, ULTA and additional shops and restaurants. The project is located on the Northern shore of Lake Pontchartrain across from the city of New Orleans. This area experienced tremendous growth following Hurricane Katrina. The project is already 70% leased or committed with construction scheduled to begin in March and a grand opening slated for the second quarter of 2014. A second phase is in the planning process.

During the fourth quarter we announced a new expansion project at our Cross Creek Mall in Fayetteville, NC. Cross Creek is one of our most productive centers, maintaining a full occupancy rate and generating sales well over $500 per square foot. In 2012, the mall underwent an interior and exterior renovation with updated entrances, lighting, flooring, new seating areas and an amenities package. The 46,000-square-foot exterior expansion will allow us to accommodate a number of retailers that are in-demand by the market, but we currently don't have space for. The expansion is 89% leased or committed with Chico's, LOFT, White House | Black Market, Men's Wearhouse, Reed's Jewelers and Lane Bryant. Construction is underway with an opening planned for late this year. With the overall high occupancy rate at our malls and the increased demand by retailers for new stores, we are focusing even greater attention on redevelopments and expansions at our existing properties and expect this activity to accelerate in 2013 and 2014.

With construction progressing ahead of schedule we were able to recently announce an accelerated opening date for The Outlet Shoppes at Atlanta, in Woodstock, GA. The project is now slated to open weeks earlier on July 18th. The center is approximately 85% leased or committed with great retail names including Saks Fifth Avenue Off 5th, Nike, and recently announced new additions such as Asics, Coach, Columbia Sportswear, Oshkosh B'Gosh and Waterford Wedgwood. Atlanta will represent the fourth outlet center in our portfolio, and we expect continued opportunities for expansions at existing centers and new developments with our joint venture partner, Horizon Group.

Construction continues on The Crossings at Marshalls Creek, our 103,000-square-foot shopping center development in Stroudsburg, PA. The 85% leased or committed shopping center development will be anchored by Price Chopper super market and Rite Aid and will feature approximately 22,000 square feet of stores and restaurants. The grand opening is scheduled for June 2013.

Continually improving our shopping centers to ensure their ongoing market dominance has always been a priority for CBL. In 2012, we added more than 20 junior anchors and 15 restaurants to our centers. We also completed renovations on four centers and just recently announced our program for 2013. This year, we will renovate four centers including Friendly Center in Greensboro, NC; Mall of Acadiana in LaFayette, LA; Greenbrier Mall in Chesapeake, VA; and Northgate Mall in Chattanooga, TN. We are also doing upgrade work at Mid Rivers Mall in St. Louis, MO. Renovation work is beginning over the coming months and scheduled for completion before the holiday season.

I will now turn the call over to Farzana to provide a financing update as well as a review of fourth quarter financial performance.

Farzana:

Thank you, Katie.

Our financing strategy going forward centers on positioning our balance sheet to achieve an investment grade rating. As part of this process we are paying off property-specific loans as they mature to increase the size of our unencumbered NOI and gross asset value. While we believe most of our key financial ratios would already meet the investment grade criteria, due to the laddering of our maturities, achieving the necessary ratio of unencumbered NOI to secure an investment grade rating will take us 18-24 months. Initially we plan to use the capacity available on the lines of credit as well as term loans to help mitigate maturity and interest rate risk. Ultimately, once we achieve an investment grade rating, we will have the flexibility to access the public debt markets to achieve longer-term fixed-rate financing as well as continue to access the secured debt markets selectively.

During the quarter we made significant progress towards our balance sheet goals. We closed on the extension and modification of our two largest credit facilities. The facilities were converted from secured to unsecured and expanded by $155 million to an aggregate capacity of $1.2 billion. The maturities of the facilities were extended to 2016 and 2017, including extension options, and the average spreads reduced by 60 basis points across the leverage grid.

In December, we closed a new loan secured by West County Center in St. Louis, MO. This property is owned in a joint venture with TIAA-CREF. The new 10-year, non-recourse $190 million loan has a fixed interest rate of 3.4%; representing the lowest coupon CBL has achieved to-date. Our share of the loan was $95 million, which generated excess proceeds to CBL of approximately $23 million after payoff of the existing loan.

In November we retired the $167 million unsecured bank term loan. We also retired the loan on Monroeville Mall which was scheduled to mature in January. In January, we retired the loan secured by Westmoreland Mall, which was scheduled to mature in March. We are taking advantage of the open to prepayment at par date to retire maturing debt and save on interest expense. After the payoff of the loans secured by Monroeville and Westmoreland malls, this year we have approximately $187 million remaining of maturing property-specific mortgages. We plan to retire the loans secured by wholly-owned properties using our lines of credit. The loans secured by joint venture properties, including Friendly Center in Greensboro, NC, will be refinanced. We will announce details of the new financing activities as they become available.

We ended the quarter with $818 million available on our lines of credit, providing ample capacity and flexibility. Our financial covenant ratios remain very sound, with an interest coverage ratio of 2.6 times and fixed charge coverage of 2.0 times. Our debt to GAV ratio was 52.7% at year-end. Our debt-to-total market capitalization was 54.7% at December 31, 2012 versus 59.7% at the prior year-end.

FINANCIAL REVIEW:
Fourth quarter 2012 adjusted FFO was $0.62 per share, a 3.3% increase over the prior year period. Adjusted FFO for the year grew 5.9% to $2.17 per share compared with $2.05 in the prior year.

FFO in the quarter and the year was reduced by a $3.8 million charge related to the Preferred C redemption in November. FFO during the quarter and full year was positively impacted by growth in the same-center NOI as well as lower interest expense resulting from our recent loan repayments, favorable financings and lower rates on the lines of credit as compared with the prior year period. FFO was also favorably impacted by contributions from our 2012 acquisitions. G&A as a percentage of revenue was 4.9% for the year compared with 4.3% in the prior-year. G&A in the fourth quarter included severance expense as well as normal compensation increases and higher state taxes. Our cost recovery ratio for 2012 was 99.7% compared with 101.7% in the prior-year, as a result of lower tenant reimbursements.

As Stephen mentioned earlier, we acquired the remaining 40% interest in Imperial Valley Mall. Because we acquired a controlling interest as a result of this transaction, we will begin accounting for this property on a consolidated basis and will no longer account for it as an unconsolidated equity method investment. This change in accounting required that we adjust the historical carrying value of our investment in this property to fair value upon consolidation, which resulted in a gain on investment of $45 million. We also acquired the remaining 40% interest in land that is available for the future expansion of Imperial Valley Commons, which is already accounted for on a consolidated basis. During the course of our quarterly review, we determined that an impairment of $21 million was necessary to write down the carrying value of this land to its estimated fair value.

We were pleased to achieve 2.0% same-center NOI growth for the year, which met the high end of our guidance range of 1-2%. Same-center NOI in the mall portfolio increased 1.7% over 2011. Total same-center NOI for the fourth quarter increased 2.2%. Total and mall same-center NOI growth in the quarter was driven by top line revenue growth as a result of the occupancy gains and positive leasing spreads with operating expenses in the malls staying generally flat year-over-year on a same center basis. Other NOI benefited from lower operating expenses for our subsidiary that provides security and janitorial services. Bad debt expense was $181,000 for the fourth quarter, compared with a reversal of $279,000 for the prior year period.

GUIDANCE:
We have a positive outlook on our growth expectations for 2013 and are providing initial FFO guidance in the range of $2.18 per share to $2.26 per share. The guidance incorporates same-center NOI growth forecast of 1.0% to 3.0%, and portfolio occupancy improvements of 25 to 50 basis points for the year, nearing 95%. While our occupancy growth is lower compared with 2012, we will benefit from the continued conversion of our shorter-term leases. Our guidance also assumes the pay-off of the Westfield Preferred by mid-year. As always, our guidance does not include any unannounced acquisitions or disposition activity.

As we have said in previous calls we continue to be focused on reducing our overall leverage. Our strategy is to access the most attractive sources of capital to accomplish this and all equity options are available to us today including joint ventures. We have been successful in completing non-core dispositions, which has helped raise equity as well as improve our portfolio and we plan to be aggressive in continuing these efforts. Additionally, at the right valuation level we would view common equity as an option and would consider an ATM program, which offers the lowest execution costs and allows us to be selective on pricing.

Now I'll turn the call back to Stephen for closing remarks.

Stephen:

CONCLUSION:
At the beginning of 2012, our corporate goal was to continue the momentum in our operating results from the second half of 2011 into the New Year. I am proud of our entire organization for pulling together and achieving this goal. Our results for the year show the underlying strength of our portfolio and validate our market-dominant mall strategy. We also saw renewed external growth and see even greater opportunities for acquisitions, redevelopments and expansions in the years to come. The supply/demand dynamic in 2013 bodes well for continued improvement in our leasing results. With little to no new development underway, retailers should continue to channel into the dominant retail facilities that we own and operate. Retailers now are focused on broadening their omnichannel strategies which encourage shopping in their stores. Bricks and mortar stores continue to play a critical role and these trends will continue to fuel the demand for new stores. 2012 also marked a fundamental change in our balance sheet strategy that will allow us even greater financial flexibility and strength in the future. Our operational improvements combined with the historic low interest rate environment have allowed us to reduce our overall cost of debt, positively impacting our outlook. We are looking forward to another year of strong results for CBL.

We would now be happy to answer any questions you may have.